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                                                                      Exhibit 12

                            Avis Group Holdings, Inc.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

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

                                                Ten Months     Two Months
                                                  Ended           Ended                   Years Ended December 31,
                                               December 31,    February 28,   -----------------------------------------------
                                                   2001            2001          2000       1999       1998          1997
                                                ------------   ------------   ---------   ---------  ---------    -----------
EARNINGS AVAILABLE TO COVER FIXED CHARGES:
Income (loss) before income taxes               $ (69,850)    $ (42,237)    $  99,104    $  91,548    $ 112,228    $  50,323
Plus: Fixed charges                               266,924        59,082       413,670      348,808      271,001      251,404
Less: Equity income (loss) in unconsolidated
      affiliates                                                                                                         (37)
      Capitalization of interest                       22             4           165           94          151          144
                                                ---------     ---------     ---------    ---------    ---------    ---------
Earnings available to cover fixed charges       $ 197,052     $  16,841     $ 512,609    $ 440,262    $ 383,078    $ 301,620
                                                =========     =========     =========    =========    =========    =========
FIXED CHARGES:
Interest, including amortization of
deferred financing costs                          231,697        51,797     $ 368,191    $ 292,482    $ 211,968    $ 188,058
Interest portion of rental payment @ 33.3%         35,227         7,285        45,479       56,326       59,033       63,346
                                                ---------     ---------     ---------    ---------    ---------    ---------
Total fixed charges                             $ 266,924     $  59,082     $ 413,670    $ 348,808    $ 271,001    $ 251,404
                                                =========     =========     =========    =========    =========    =========
RATIO OF EARNINGS TO FIXED CHARGES                   0.74          0.29          1.24         1.26         1.41         1.20
                                                =========     =========     =========    =========    =========    =========
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